Exhibit 10.14

July 2, 2012

Richard A. Bates:

As we have discussed, SXC Health Solutions, Inc. (the “Company”) would like to retain you in the capacity of Executive Vice President, Market Segments, reporting directly to Mark Thierer. To reflect our commitment to the Company’s ongoing relationship with you, following the consummation of our strategic business combination transaction (the “Transaction”) with Catalyst Health Solutions, Inc. (“Catalyst”), you will be granted time-based restricted stock units representing the right to receive 15,000 shares of SXC common stock and performance-based restricted stock units representing the right to receive 5,000 shares of SXC common stock (collectively, the “Initial Equity Grant”), subject to the approval of the Compensation Committee of the Board of Directors of SXC Health Solutions Corp. (“SXC”), the terms and conditions of the Company’s applicable long-term incentive plan and the applicable award agreements and your continued employment with the Company following the consummation of the Transaction.

As consideration for the Initial Equity Grant and to further align the terms of your Employment Agreement with Catalyst with those of the Company’s Executive Vice Presidents, the Company desires to amend your Employment Agreement as follows:

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Annual Bonus: Your target annual bonus will remain at 75% of base salary and will be subject to the SXC Health Solutions Corp. Incentive Plan and compliance with Section 162(m) of the Internal Revenue Code;

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Severance Benefits: Your right to receive severance benefits pursuant to Section 8.1.B. of the Employment Agreement upon a termination by you for “Good Reason” (as defined in the Employment Agreement) is eliminated;

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Severance Benefits Following a Change in Control: Your right to receive severance benefits pursuant to Section 8.1.D. of the Employment Agreement upon a termination by you for “Good Reason” is eliminated;

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Healthcare Continuation Coverage: Your right to healthcare benefits following a termination of employment pursuant to Section 8.1.B. is conditioned on your participation in the Company’s healthcare plans immediately prior to termination of employment and your timely election to receive COBRA continuation coverage;

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Section 409A of the Code. Any payment under the Employment Agreement which constitutes nonqualified deferred compensation and which is conditioned upon the effectiveness of a release and which is to be paid or provided during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid or provided in the second taxable year; and

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Cut-Back to Safe Harbor Cap. The reference in Appendix A to “paragraph 8.1E of Section VIII of the Employment Agreement” shall be replaced with “Section 8.1.D. of the Employment Agreement” and you no longer have the right to select an alternative method for the reduction of Payments (as defined in Appendix A).

Pursuant to Section 11.2 of the Employment Agreement, we request that you countersign and return this letter to confirm that you hereby acknowledge and agree that the Employment Agreement is amended, effective immediately following the consummation of the Transaction, as described above. In addition, by countersigning and returning this letter agreement, you hereby acknowledge and agree that you shall not be entitled to any payments or benefits pursuant to the Employment Agreement in connection with any changes in your employment relationship with Catalyst or the Company in connection with or following the Transaction.

Except as expressly modified and amended by the agreement set forth in this letter, the terms and conditions of the Employment Agreement remain unchanged. The Employment Agreement, as amended by this letter, shall remain in full force and effect in accordance with its terms.

You acknowledge and represent that, (i) upon your execution and delivery of this letter, the agreements set forth herein shall be a valid and binding obligation of you, enforceable against you in accordance with their terms, and (ii) you have been given the opportunity to consult with independent legal counsel regarding your rights and obligations under the Employment Agreement and this letter, and that you fully understand the terms and conditions contained therein and herein.

Please execute this letter below and return a signed copy to the undersigned to confirm the foregoing. This letter may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

[Signatures follow on next page]

Yours very truly,

CATALYST HEALTH SOLUTIONS, INC.

By:	/s/ Mark Thierer
Name:	Mark Thierer
Title:	Chairman & CEO

SXC HEALTH SOLUTIONS, INC.

By:	/s/ Mark Thierer
Name:	Mark Thierer
Title:	Chairman & CEO

ACKNOWLEDGED AND AGREED:

/s/ Richard Bates
RICK BATES